Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern First Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in Registration Statement No. 333-133379, 333-168779 and 333-181198 on Form S-8 of Southern First Bancshares, Inc. and Subsidiary of our report dated March 2, 2016, relating to our audit of the consolidated financial statements, which appear in this Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Southern First Bancshares, Inc. and Subsidiary for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina
March 2, 2016